Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2010, relating to the financial statements of A123 Systems, Inc., appearing in the Annual Report on Form 10-K of A123 Systems, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 15, 2010